Exhibit 16.1

KPMG LLP Suite 1100 4655 Executive Drive San Diego, CA 92121-3132

August 17, 2026

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for ResMed Inc. and, under the date of August 13, 2026, we reported on the consolidated financial statements of ResMed Inc. as of and for the years ended June 30, 2026 and 2025 and the effectiveness of internal control over financial reporting as of June 30, 2026. On August 13, 2026, we were dismissed.

We have read ResMed Inc.’s statements included under Item 4.01 of its Form 8-K dated August 17, 2026, and we agree with such statements except that we are not in a position to agree or disagree with any of ResMed Inc.’s statements in Item 4.01(b).

Very truly yours,

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.